EXHIBIT 10.1

2009 OMNIBUS OPERATING AGREEMENT

This 2009 Omnibus Operating Agreement (this "Agreement") is made and entered into this 31st day of August, 2009, by and between Pioneer Natural Resources USA, Inc., a Delaware corporation ("Pioneer USA"), and Pioneer Southwest Energy Partners USA LLC, a Delaware limited liability company (“PSE LLC”). Pioneer USA and PSE LLC are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

In consideration of the premises, the covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the respective meanings set forth below:

“AAA” means the American Arbitration Association.

“Agreement” this 2009 Omnibus Operating Agreement.

“Boundary Line Down-Spaced Well” means a Down-Spaced Well having a bottom-hole location on or within one hundred feet (100’) of a boundary line of an Existing Tract.

“Code” has the meaning set forth in Section 7.19.

“Contract Area” has the meaning assigned thereto in the Pioneer Operating Agreement.

“Dispute” has the meaning set forth in Section 7.17.

“Down-Spaced Well” means an additional well authorized or permitted by the Texas Railroad Commission to be drilled and produced from a bottom hole location within, or on a boundary of, an Existing Tract, or outside of an Existing Tract but within one hundred feet (100’) of a boundary line of such Existing Tract.

“Dual Boundary Down-Spaced Well” means a Down-Spaced Well having a bottom-hole location on or within one hundred feet (100’) of two (2) boundary lines of an Existing Tract.

“Expanded Production Facility” means a PSE Production Facility which has been expanded to increase capacity in order to accommodate production from Pioneer Wells, as more particularly described in Section 6.05.

“Existing Tract” means the forty (40) acre, quarter-quarter section of land within which is located the bottom hole of a PSE Well which is then completed in and producing from the interval defined in the Spraberry (Trend Area) special field rules.

“Governmental Body”means any:

(a)	nation, state, county, city, town, village, district, or other jurisdiction of any nature;
(b)	federal, state, local, municipal, foreign, or other government;
(c)	governmental or quasi-governmental authority of any nature (including any Governmental Body, branch, department, official, or entity and any court or other tribunal);
(d)	multi-national organization or body; or
(e)	body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“New Production Test Equipment” means the test separator(s), production separator, header, pumps, and lines or such other equipment added at a PSE Production Facility solely to measure, separate, and allocate/transfer production to/from the Pioneer Wells, as more particularly described in Section 6.05(a).

“Offsetting Tract” means (a) with respect to a Single Boundary Down-Spaced Well, that certain forty (40) acre, quarter-quarter section of land that adjoins that certain boundary line of the Existing Tract with respect to which the proposed Single Boundary Down-Spaced Well is to be bottom-holed within one hundred feet (100’), and (b) with respect to a Dual Boundary Down-Spaced Well, those certain three (3) forty (40) acre, quarter-quarter sections of land that touch that certain corner of the Existing Tract with respect to which the proposed Dual Boundary Down-Spaced Well is to be bottom-holed on or within one hundred feet (100’).

“Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization, or any other entity.

“Pioneer Operating Agreement” means that certain operating agreement of even date herewith, with Pioneer USA as operator and PSE USA as non-operator.

“Pioneer Wells” means both (a) wells operated by Pioneer USA, and (b) wells that Pioneer USA owns a working interest in but does not operate, other than (in both cases (a) and (b)) PSE Wells.

“Production Facility” means the surface equipment beyond the wellhead connections, including stock tanks, separators, treaters, pumping equipment, saltwater disposal wells (excluding salt water disposal facilities jointly owned by Pioneer USA and third party(ies)), and associated equipment, handling the production from one or more wells.

“PSE Production Facility” means any Production Facility that handles production from one or more PSE Wells.

“PSE Well” means a well located in the Contract Area and which is subject to the Pioneer Operating Agreement.

“Purchase Agreement” means that certain Purchase and Sale Agreement dated August 31, 2009, by and among Pioneer Southwest Energy Partners L.P., Pioneer USA, and PSE LLC.

“Rules” means the Commercial Arbitration Rules of the AAA.

“Single Boundary Down-Spaced Well” means a Down-Spaced Well having a bottom-hole location on or within one hundred feet (100’) of only a single boundary line of an Existing Tract.

“Subject Assets” means PSE LLC’s right, title and interest in and to the “Oil and Gas Interests,” “Interests,” “Oil and Gas Leases,” “Leases” and “Leaseholds” (as such terms are defined in the Pioneer Operating Agreement).

“Third Party Operating Agreement” means, with respect to the Subject Assets, operating agreements between or among Pioneer USA, as operator, and PSE LLC and one or more other Persons, as non-operators.

ARTICLE II

RECITALS

2.01.    Pursuant to (i) that certain Agreement and Plan of Merger, dated as of May 1, 2008, among Pioneer USA, PSE LLC, Pioneer Retained Properties Company LLC and Pioneer Limited Natural Resources Properties LLC, (ii) that certain Purchase and Sale Agreement dated as of May 6, 2008, among Pioneer USA, Pioneer Retained Properties Company LLC, and PSE LLC, and (iii) the Purchase Agreement, PSE LLC has acquired an undivided interest in and to the Subject Assets.

2.02.    The Parties desire to enter into this Agreement to set forth their understanding and agreement with respect to certain restrictions and limitations on the rights of PSE LLC and the further rights of the Parties under the Pioneer Operating Agreement and the Third Party Operating Agreements.

ARTICLE III

TERM

This Agreement shall remain in effect until the earlier to occur of the following: (a) the termination of the Pioneer Operating Agreement and all Third Party Operating Agreements; or (b) the termination of this Agreement by the mutual written consent of the Parties. In addition, if Pioneer USA resigns as operator under the Pioneer Operating Agreement or any Third Party Operating Agreement (or is no longer the operator under any Third Party Operating Agreement for any reason), this Agreement shall terminate, insofar and only insofar as it applies to any then-existing Subject Assets covered by such operating agreement(s) under which Pioneer USA has resigned as or is no longer operator, when such resignation or other termination of operatorship becomes effective. Notwithstanding the termination of this Agreement: (a) Pioneer USA shall continue to have the rights set forth below in Section 6.05 for so long as necessary, in its sole discretion, to utilize PSE Production Facilities for the delivery and handling of production from Pioneer Wells; and (b) Pioneer USA shall continue to have the rights set forth below in Section 6.06 indefinitely.

ARTICLE IV

SPECIAL PROVISIONS REGARDING THE PIONEER OPERATING AGREEMENT

Notwithstanding anything to the contrary contained in the Pioneer Operating Agreement, the Parties agree as follows:

4.01.    PSE LLC shall not have the right to remove Pioneer USA as the operator under the Pioneer Operating Agreement; however, if Pioneer USA resigns as the operator, or sells all of its interest in the Contract Area to a third party, PSE LLC shall have the right to vote for the selection of a successor operator pursuant to the terms and conditions of Article V.B.2 of the Pioneer Operating Agreement.

4.02.    PSE LLC shall have the right, along with Pioneer USA, to propose, participate, and/or go non-consent in subsequent operations pursuant to the terms and conditions of Article VI.B of the Pioneer Operating Agreement; however, if a subsequent operation proposal by PSE LLC conflicts with a subsequent operation proposal by Pioneer USA (regardless of which proposal preceded the other), PSE LLC shall withdraw its proposal in favor of Pioneer USA’s proposal.

ARTICLE V

SPECIAL PROVISIONS REGARDING THE THIRD PARTY OPERATING AGREEMENTS

Notwithstanding anything to the contrary contained in any Third Party Operating Agreement, the Parties agree as follows:

5.01.	PSE LLC shall never vote to remove Pioneer USA as operator.

5.02     PSE LLC shall have the right (along with other parties to the Third Party Operating Agreements) to propose, participate, and/or go non-consent in subsequent operations pursuant to the terms of such applicable Third Party Operating Agreement, subject to the following restrictions:

(a)       If a subsequent operation proposal by PSE LLC conflicts with a subsequent operation proposal by Pioneer USA (regardless of which proposal preceded the other), PSE LLC shall withdraw its proposal in favor of Pioneer USA’s proposal.

(b)       If a subsequent operation proposal by Pioneer USA conflicts with a subsequent operation proposal by a third party Non-Operator, PSE LLC shall vote in favor of Pioneer USA’s proposal.

ARTICLE VI

SPECIAL PROVISIONS REGARDING BOTH THE PIONEER OPERATING AGREEMENT AND THE THIRD PARTY OPERATING AGREEMENTS

Notwithstanding anything to the contrary contained in either the Pioneer Operating Agreement or any Third Party Operating Agreement, the Parties agree as follows:

6.01.    PSE LLC shall have the right to take its share of production under any Third Party Operating Agreement in kind pursuant to terms and conditions substantially similar to those applicable to PSE LLC in Article VI.G of the Pioneer Operating Agreement.

6.02     Subject to PSE LLC’s right to take in kind as set forth above in Section 6.01 and in Article VI.G of the Pioneer Operating Agreement, for so long as Pioneer USA owns an interest in any of the Subject Assets, Pioneer USA shall market all of PSE LLC’s production on behalf of PSE LLC from such Subject Assets under the same terms and conditions as Pioneer USA markets its own production. While this right to market may include arrangements for processing gas, PSE LLC shall be responsible for all applicable processing fees and charges and shall not share in plant revenues, discounts, or benefits derived from or attributable to Pioneer USA’s ownership in any such processing plant or facilities. Pioneer USA shall disburse (or cause to be disbursed) revenues to PSE LLC and the other owners of production, including the royalty owners. Pioneer USA shall not have any liability to PSE LLC for the failure to timely or properly pay any such disbursements to the other owners of production, or for any penalties and/or interest resulting therefrom.

6.03.    PSE LLC shall neither (a) make any application before a Governmental Body, including applications regarding spacing, down-spacing, density, special field rules, or allowables, except as hereinafter provided in this Section 6.03, nor (b) object to any such application made by Pioneer USA. Further, upon the request of Pioneer USA, PSE LLC will affirmatively waive any objections to any such application by Pioneer USA. If revised proration unit plats, Railroad Commission of Texas Forms P-15, and/or similar filings are needed in Pioneer USA’s sole judgment for any purpose, Pioneer USA shall prepare such proration unit plats, Railroad Commission of Texas Forms P-15, and/or similar filings for the Parties and submit same to the appropriate Governmental Body.

6.04.    Pioneer USA shall tender all lease maintenance payments, if any, on behalf of PSE LLC, subject to reimbursement from PSE LLC. Pioneer USA shall retain and maintain all division of interest and revenue decks, and all well, lease, and contract files. Pioneer USA shall not have any liability to PSE LLC for the failure to timely or properly tender any such lease maintenance payments, unless such failure results from the gross negligence or willful misconduct of Pioneer USA.

6.05.    Subject to the further terms and conditions set forth below, PSE LLC authorizes Pioneer USA to utilize the PSE Production Facilities as necessary in Pioneer USA’s sole discretion for separating, storing, handling, compressing, dehydrating, treating, and delivering oil, gas, and water from Pioneer Wells. Pioneer USA recognizes, however, that the PSE Production Facilities may be limited by physical restrictions from accepting some or all of the production from the Pioneer Wells, such that Pioneer USA may be required to construct its own Production Facilities.

(a)       If Pioneer USA, as operator of the PSE Production Facilities, determines, in its sole discretion, that there is sufficient capacity (physical and contractual) at a PSE Production Facility to accommodate separately metered production from Pioneer Wells, Pioneer USA is authorized to construct, maintain, and operate gathering lines to deliver production from the Pioneer Wells to such PSE Production Facility. If the production from the Pioneer Wells will not be metered prior to being delivered to the PSE Production Facility, Pioneer USA shall install New Production Test Equipment to measure the production from the Pioneer Well(s). Pioneer USA shall pay for one hundred percent (100%) where no third party owners exist, and its pro-rata share (which shall include PSE LLC’s share) where third party owners exist, of the costs of connecting the Pioneer Wells to the PSE Production Facility, including all costs associated with the installation of the New Production Test Equipment. Pioneer USA shall have no liability to PSE LLC if the connection of a Pioneer Well to a PSE Production Facility requires or results in the temporary interruption of production delivered from other wells connected to such PSE Production Facility. Further, Pioneer USA shall bear its proportionate share of the cost of maintaining and operating each PSE Production Facility, including any New Production Test Equipment – such proportionate share to be determined by dividing the total number of Pioneer Wells utilizing the PSE Production Facility by the total number of all wells utilizing such PSE Production Facility. After installation, the New Production Test Equipment shall be owned by the then-current owners and maintained and operated by the then-current operator of the PSE Production Facility.

(b)       If Pioneer USA determines, in its sole discretion, that there is insufficient capacity (physical or contractual) at a PSE Production Facility to handle production from any Pioneer Well, Pioneer USA may elect to expand a PSE Production Facility to increase its capacity in order to handle such production. Pioneer USA shall pay for one hundred percent (100%) where no third party owners exist, and its pro-rata share (which shall include PSE LLC’s share) where third party owners exist, of the expansion costs and the costs to subsequently connect the Pioneer Wells to the Expanded Production Facility. Pioneer USA shall have no liability to PSE LLC if the expansion of a PSE Production Facility results in the temporary interruption of production from other wells connected to such PSE Production Facility. Further, Pioneer USA shall bear its proportionate share of the cost of maintaining and operating the Expanded Production Facility – such proportionate share to be determined by dividing the total number of Pioneer Wells utilizing the Expanded Production Facility by the total number of all wells utilizing such Expanded Production Facility. After installation, the Expanded Production Facility shall be owned by the then-current owners and maintained and operated by the then-current operator of the applicable PSE Production Facility.

(c)       Nothing herein shall be construed to impart, transfer, or convey any additional ownership or liability in a PSE Production Facility or Expanded Production Facility to Pioneer USA.

6.06     If Pioneer USA resigns as operator under the Pioneer Operating Agreement or any Third Party Operating Agreement (or is no longer the operator under any Third Party Operating Agreement for any reason), then any successor operator shall, upon the request of Pioneer USA, prepare and file with the appropriate Governmental Body such revised proration unit plats, Railroad Commission of Texas Forms P-15, and/or similar filings as may be necessary in Pioneer USA’s sole judgment for any purpose.

6.07     If (a) either Party proposes a Boundary Line Down-Spaced Well to be bottomed under or on the boundary line of an Existing Tract, or (b) Pioneer USA, as the owner of a working interest in an Offsetting Tract, proposes a Boundary Line Down-Spaced Well to be bottomed under such Offsetting Tract, then Pioneer USA shall be authorized to negotiate an operating agreement for such well among the working interest owners in the Existing Tract and the Offsetting Tract(s) to provide for the allocation of the working and net revenue interests among the working interest owners in the Existing Tract and the working interest owners in the Offsetting Tract(s) who participate in such well; provided, however, that the participating working interest owners in the Existing Tract, collectively, and the participating working interest owners in each Offsetting Tract, collectively, shall be allocated exactly fifty percent (50%) of such interests in the case of a Single Boundary Down-Spaced Well and exactly twenty-five percent (25%) of such interests in the case of a Dual Boundary Down-Spaced Well. PSE LLC agrees to ratify any operating agreement that meets the foregoing conditions.

ARTICLE VII

MISCELLANEOUS PROVISIONS

7.01.    Notices. All notices, requests, or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Party to be notified, postpaid, and registered or certified with return receipt requested, or by delivering such notice in person or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made to the attention of such Party at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 7.01.

PIONEER USA:

5205 N. O’Connor Blvd., Suite 200

Irving, Texas 75039

Phone: (972) 444-9001

Fax: (972) 969-3587

Attention: General Counsel

PSE LLC:

c/o Pioneer Natural Resources GP LLC
5205 N. O’Connor Blvd., Suite 200

Irving, Texas 75039

Phone: (972) 444-9001

Fax: (972) 969-3587

Attention: General Counsel

7.02.    Additional Properties. If the Parties acquire additional properties that they desire to be subject to this Agreement, they agree that Pioneer USA shall be the operator of such properties (unless the properties are subject to an operating agreement under which a third party is operator and will continue as operator), and agree to make such amendments to this Agreement (and, if applicable, the Pioneer Operating Agreement) as are necessary for this Agreement (and, if applicable, the Pioneer Operating Agreement) to apply to such additional properties.

               7.03.    Jurisdiction;  Service of Process.    Without limitin g the  Parties’ agreement to arbitrate in Section 7.17, any action or proceeding seeking a temporary or preliminary injunction to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the Parties in the courts of the State of Texas, County of Dallas, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Texas (Dallas Division), and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) for such limited purpose in any such action or proceeding and waives any objection to venue laid therein for such limited purpose. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.

            7.04  Further Action.  In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out, and perform all of the terms, provisions, and conditions of this Agreement and all such transactions.

                               7.05   Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, as well as any Persons asserting rights or claims on behalf of any of the foregoing Persons. Without limiting the preceding sentence, if Pioneer USA resigns as operator under the Pioneer Operating Agreement or any Third Party Operating Agreement (or is no longer the operator under any Third Party Operating Agreement for any reason), the Parties shall cause the successor operator to be subject to and bound by the terms of this Agreement.

                                7.06  Effect of Waiver or Consent.  No waiver or consent, express or implied, by any Party to or of any breach or default by the other Party in the performance by such Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party of the same or any other obligations of such Party hereunder. Failure on the part of a Party to complain of any act of the other Party or to declare any Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

7.07.    Counterparts. This Agreement may be executed in counterparts, each of which together shall constitute an agreement binding on both Parties, notwithstanding that both Parties are not signatories to the original or the same counterpart. Each Party shall become bound by this Agreement immediately upon affixing its signature hereto.

                               7.08.   Invalidity of Provisions.  If any provision of this Agreement or the application thereof to any Party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to the other Party or other circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

7.09.Amendment or Restatements. This Agreement may be amended or restated only by a written instrument executed by each of the Parties; provided, however, that PSE LLC may not, without the prior approval of the conflicts committee of the board of directors of Pioneer Natural Resources GP LLC, or, if there is no such committee, the independent members of such board of directors, agree to any amendment or modification of this Agreement that

Pioneer Natural Resources GP LLC determines will adversely affect the holders of such units in any material respect.

7.10.    Assignment. Neither Party may assign all or any portion of its rights, nor delegate all nor any portion of its duties, hereunder, unless it continues to remain liable for the performance of its obligations hereunder, and obtains the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, a merger shall not be deemed to be an assignment and a transfer of the rights and an assumption of the obligations under this Agreement; provided further, however, that the transfer of all or substantially all of the assets of a Party shall not be deemed an assignment of such rights or obligations of such Party to this Agreement if the assignee assumes all of the obligations under this Agreement. Nothing contained in this Agreement, express or implied, shall confer on any Person other than the Parties or their respective successors and permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement. If PSE LLC makes a permitted conveyance of interests in any Subject Asset, it shall, at Pioneer USA’s request, take such actions as necessary to bind the assignee of such conveyance to this Agreement.

               7.11  Direct or Indirect Action.  Where any provision of this Agreement refers to action to be taken by any Party, or which such Party is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Party, including actions taken by or on behalf of any affiliate of such Party.

                              7.12  Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.

               7.13  No Recourse Against Officers, Directors, Managers, or Employees.  For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer, director, manager, or employee of any Party or any officer, director or employee of any affiliate of any Party.

                               7.14  Negation of Rights of Third Parties.  The provisions of this Agreement are enforceable solely by the Parties, and no shareholder, member, or assignee of any Party shall have the right, separate and apart from such Party, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

                              7.15  Construction.  Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; (e) the terms “hereof,” “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; and (f) references to money refer to legal currency of the United States of America. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

7.16.    Choice of Law. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state, except that the law of another jurisdiction shall apply to this Agreement insofar as this Agreement covers or relates to additional properties that become subject to this Agreement under Section 7.02 above for which it is mandatory that the law of another jurisdiction, wherein or adjacent to which such part of the Subject Assets are located, shall apply.

7.17.    Arbitration. Any claim, counterclaim, demand, cause of action, dispute, or any other controversy arising out of or relating in any way to this Agreement or to the subject matter of this Agreement or to any relationship created thereby (each a “Dispute”) shall be resolved by binding arbitration. A Dispute must be resolved through arbitration regardless of whether the Dispute involves claims that this Agreement is unlawful, unenforceable, void, or voidable, or involves claims sounding in tort, contract, statute, or common law. This Section 7.17 shall be binding on and shall inure to the benefit of the Parties and their respective affiliates and subsidiaries. The validity, construction, and interpretation of this agreement to arbitrate, and all other procedural aspects of the arbitration conducted pursuant hereto, shall be decided by the arbitral tribunal. Any arbitration under this Agreement shall be administered by the AAA and conducted in accordance with the Rules in existence at the time of the arbitration. In resolving any Dispute, the arbitral tribunal shall refer to the governing law as specified in Section 7.16 of this Agreement. The arbitral tribunal shall not be empowered to award exemplary, punitive, indirect, consequential, remote, speculative, treble, multiple, or special damages, and the Parties and their affiliates and subsidiaries waive any right they may have to recover such damages from one another. The arbitral tribunal shall not be empowered to decide any dispute ex aequo et bono or amiable compositeur. The seat (or legal place) and venue of the arbitration shall be in Dallas, Texas. The arbitration shall be conducted in the English language. The Dispute shall be decided by a panel of three neutral arbitrators. The claimant or claimants shall nominate an arbitrator at the time of service of a request for arbitration. The respondent or respondents shall nominate an arbitrator at the time of service of the response to the request for arbitration. If the claimant(s) or respondent(s) fail to appoint an arbitrator, then that arbitrator shall be appointed in accordance with the Rules. The two appointed arbitrators shall together agree upon a third arbitrator to recommend to the AAA to chair the arbitration. If the two party-appointed arbitrators are unable to agree upon an arbitrator within fifteen (15) days of the respondent’s appointment of an arbitrator, then the chairman shall be chosen according to the Rules. Notwithstanding the foregoing, if two or more respondents have interests with regard to a Dispute that are not completely common, then all arbitrators shall be appointed in accordance with the Rules and not by nomination or appointment by the Parties. Any arbitration award may be enforced by the courts sitting in Dallas, Texas, or any other court of competent subject matter jurisdiction (including any jurisdiction in which a Party holds or keeps assets). Any action to challenge, vacate, or set aside the award in whole or in part must be brought in the courts sitting in Dallas, Texas. The Parties and their affiliates and subsidiaries agree to waive any objections they may have to personal jurisdiction, venue, or forum non-conveniens for any action brought to enforce the award in the courts sitting in Dallas, Texas, or any other jurisdiction where a party against which enforcement of the award is sought holds or keeps assets.

7.18.    Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein. No representation, promise, inducement, or statement of intention with respect to the subject matter of this Agreement has

                 has   been   made  by  either  Party   which   is  not  embodied   in   this  Agreement   together   with  the
                documents,   instruments,  and writings  that are  delivered  pursuant hereto,  and neither  Party shall be bound by or liable for any alleged representation, promise, inducement, or statement of intention not so set forth.

7.19.    No Partnership Intended. If, for federal income tax purposes, this Agreement and the operations hereunder are regarded as a partnership, each Party elects to be excluded from the application of all of the provisions of Subchapter “K,” Chapter 1, Subtitle “A,” of the Internal Revenue Code of 1986, as amended (“Code”), as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Pioneer USA is authorized and directed to execute on behalf of each Party such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically all of the returns, statements, and the data required by Treasury Regulation § 1.761. Should there be any requirement that each Party give further evidence of this election, each Party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. Neither Party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which any of the Subject Assets are located or any future income tax laws of the United States contain provisions similar to those in Subchapter “K,” Chapter 1, Subtitle “A,” of the Code, under which an election similar to that provided by Section 761 of the Code is permitted, each Party shall make such election as may be permitted or required by such laws. In making the foregoing election, each party states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.

7.20.    Rule Against Perpetuities. It is not the intent of the Parties that any provision herein violate any applicable law regarding the rule against perpetuities, and this Agreement shall be construed as not violating such rule to the extent the same can be construed consistent with the expressed intent of the Parties as set forth in this Agreement. In the event, however, that any provision of this Agreement is determined to violate such rule, then such provision shall nevertheless be effective for the maximum period (but not longer than the maximum period) permitted by such rule that will result in no such violation. To the extent such maximum period is permitted to be determined by reference to lives in being, the Parties agree that “lives in being” shall refer to the lifetime of the last to die of the now living lineal descendants of the late Joseph P. Kennedy, father of the late John F. Kennedy, the 35th President of the United States of America.

[Signature Page Follows]

EXECUTED as of the date hereof.

PIONEER NATURAL RESOURCES, USA, INC.

By:	/s/ Mark S. Berg
Name:	Mark S. Berg
Title:	Executive Vice President and
General Counsel

PIONEER SOUTHWEST ENERGY PARTNERS USA LLC

By:	PIONEER SOUTHWEST ENERGY PARTNERS L.P.,
its sole member:

By:	PIONEER NATURAL RESOURCES GP LLC,
Its general partner

By:	/s/ Richard P. Dealy
Name:	Richard P. Dealy
Title:	Executive Vice President and
Chief Financial Officer